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Exhibit 99.1

JONES ENERGY, INC. ANNOUNCES LAUNCH OF $300 MILLION OFFERING OF SENIOR NOTES

        Austin, TX—March 24, 2014—Jones Energy, Inc. (NYSE: JONE) ("Jones Energy" or the "Company") announced today that, subject to market conditions, Jones Energy Holdings, LLC ("JEH"), a subsidiary of the Company, and Jones Energy Finance Corp., a subsidiary of JEH, intend to offer $300 million in aggregate principal amount of senior unsecured notes due 2022 in a private placement to eligible purchasers.

        Jones Energy intends to use the net proceeds of the offering to repay all outstanding borrowings under the Company's existing second lien term loan facility and pay down borrowings under its senior secured revolving credit facility.

        The securities to be offered have not been registered under the Securities Act of 1933, as amended, (the "Securities Act"), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A.

        This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Jones Energy

        Jones Energy, Inc. is an independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko and Arkoma basins of Texas and Oklahoma.

Investor Contact:

Robert Brooks, 512-328-2953

Executive Vice President & CFO

Or

Cathleen King, 512-672-7192

Investor Relations

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  Exhibit 99.1
JONES ENERGY, INC. ANNOUNCES LAUNCH OF $300 MILLION OFFERING OF SENIOR NOTES